UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 3, 2008

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8735 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreement

On September 3, 2008, the Registrant received executed amendments to Contract No. FAR001, between the State of Florida, Agency for Health Care Administration (“AHCA”) and HealthEase of Florida, Inc. (“HealthEase”), a wholly-owned subsidiary of the Registrant, and Contract No. FAR009, between AHCA and WellCare of Florida, Inc. d/b/a Staywell Health Plan of Florida (“Staywell”), also a wholly-owned subsidiary of the Registrant (the foregoing agreements being the “Reform Agreements”).  The amendments to the Reform Agreements reduce the premium rates payable to HealthEase and Staywell by approximately 3% effective September 1, 2008, amend the benefits to be offered by the plans effective January 1, 2009 and reduce the maximum enrollment levels effective September 1, 2008.  Actual premium rates will vary based on the member’s geographic location, demographics and eligibility for certain special status programs.

Also on September 3, 2008, the Registrant received executed amendments to Contract No. FA619 between AHCA and HealthEase and Contract No. FA615 between AHCA and Staywell (the foregoing agreements being the “Non-Reform Agreements”).  The amendments to the Non-Reform Agreements reduce the Medicaid premium rates payable to HealthEase and Staywell by approximately 3% effective September 1, 2008.  Actual premium rates will vary based on the member’s geographic location, demographics and eligibility for certain special status programs.

In the interest of providing interested parties with access to its federal, state and county contracts, the Registrant has elected to file such contracts with the U.S. Securities and Exchange Commission.  The Registrant does not believe that its business is substantially dependent on many of these contracts when each is taken individually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2008	WELLCARE HEALTH PLANS, INC. /s/ Heath Schiesser
Heath Schiesser
President and Chief Executive Officer